EXHIBIT 10.21

Certain information has been excluded from this Exhibit 10.21 because it is both not material and is the type that the registrant treats as private or confidential.

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is entered into as of November 19, 2020 (the “Execution Date”), by and between Enhanced Capital Group, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “LLC”), and Enhanced Capital Holdings, Inc., a Delaware corporation (“Holdings”), to be effective as of the Effective Date (as defined herein).

WHEREAS, Holdings desires to provide, and LLC desires to retain Holdings to provide, the Employees (as defined herein) subject to and in accordance with the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

As used herein, the following terms shall have the meanings indicated below:

“Advisers Act” shall have the meaning set forth in Section 2.3(d) hereof.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Budget” shall have the meaning set forth in Section 2.3(a) hereof.

“Change of Control of Holdings” means (i) when any Person(s) who is not at the date hereof a legal or beneficial owner, directly or indirectly, of securities of Holdings representing more than fifty percent (50%) of the combined voting power of Holdings’ then outstanding voting securities becomes such a legal or beneficial owner, or (ii) the consummation of (A) a merger, roll-up, consolidation, or other reorganization of Holdings into or with another entity as a result of which the shareholders of Holdings as of the Effective Date cease to be the holders of a majority of the voting securities of the surviving entity after consummation of such transaction; or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Holdings.

“Change of Control of LLC” means a Sale of the Company (as defined in the Amended and Restated Limited Liability Company Agreement of LLC, dated as of December 23, 2013 (as amended, restated or modified from time to time, the “LLC Operating Agreement”)).

“Confidential Information” means: (i) information submitted by a party hereto, a Manager or any of their Subsidiaries in connection with the negotiation or performance of this Agreement, (ii) all information designated by any such Person as, or information that would reasonably be expected to be, secret, confidential, company private or other similar classifications, including performance data, including but not limited to all material nonpublic information relating to the holdings and trade activity of investment funds and accounts managed by a party hereto or Manager or any of their respective Subsidiaries, (iii) all information in any such Person’s possession concerning or belonging to third Persons under a contractual or legal obligation to maintain confidentiality, (iv) information regarding the identity of any direct or indirect investor in a party hereto or any Manager, (v) all data generated as a result of the Services rendered hereunder, and (vi) any and all documents, cards, tapes, discs and other media upon which such data or information is contained. Confidential Information excludes information (x) in the public domain, (y) independently acquired or developed without breach of any legal or contractual obligation, and (z) information commonly known among Persons familiar with the businesses similar to those conducted by a party hereto and any Manager.

“ECP” means Enhanced Capital Partners, LLC, a Delaware limited liability company.

“Effective Date” means the closing date of the SPA, after the closing of the purchase and sale contemplated by the SPA and after the closing and effectiveness of the transactions and other actions contemplated by the Reorganization Agreement (other than the effectiveness of this Agreement).

“Employees” shall have the meaning set forth in Section 2.3(a) hereof.

“ESOP” means the Enhanced Capital Partners Employee Stock Ownership Plan.

“Excess Payment” shall have the meaning set forth in Section 3.1(a) hereof.

“Execution Date” shall have the meaning set forth in the preamble hereof.

“FMLA” shall have the meaning set forth in Section 2.3(h) hereof.

“Holdings” shall have the meaning set forth in the preamble hereof.

“Holdings Costs” shall have the meaning set forth in Section 3.1(a) hereof.

“Holdings Covered Person” shall have the meaning set forth in Section 2.6 hereof.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following events: (i) an assignment by such Person for the benefit of creditors; (ii) such Person’s dissolution or such Person’s loss of charter by forfeiture; (iii) such Person having been adjudged bankrupt or insolvent by a court of competent jurisdiction; (iv) a trustee or receiver having been appointed for such Person or its assets or any substantial part thereof; (v) such Person having filed a voluntary petition under any bankruptcy or other similar law providing for its reorganization, dissolution or liquidation; or (vi) such Person having consented to the appointment of a receiver or a trustee for itself or its assets or of any substantial part thereof.

“Liabilities” shall have the meaning set forth in Section 2.6 hereof.

“LLC” shall have the meaning set forth in the preamble hereof.

“LLC Compliance Program” shall have the meaning set forth in Section 2.3(d) hereof.

“LLC Covered Person” means Covered Person (as defined in the LLC Operating Agreement).

“Management Contract” means any agreement (whether or not such agreement is entitled “Management Contract”) between LLC and a Manager pursuant to which LLC agrees to provide services or Employees to such Manager.

“Manager” means any Person that engages LLC to provide management or administrative services or Employees for such Person.

“Monthly Payment” shall have the meaning set forth in Section 3.1(a) hereof.

“Newco” means Enhanced Permanent Capital, LLC, a Delaware limited liability company.

“Person” means an association, firm, individual, partnership (general or limited), corporation, limited liability company, trust, financial institution, unincorporated organization, or other entity, or any federal, state, county, municipal, quasi-governmental entities or agencies or political subdivisions thereof, and entities created by the foregoing.

“Reorganization Agreement” means that certain Reorganization Agreement, dated as of November 19, 2020, to be effective following the closing of the acquisition transaction contemplated by the SPA, by and among LLC, Enhanced Tax Credit Finance, LLC, a Delaware limited liability company, ECP, Newco, Holdings and solely for purposes of section 3.1(c) thereof, Michael Korengold.

“Services” means the services described on Schedule I attached hereto and incorporated by reference herein, as such schedule may be amended by the parties from time to time.

“SPA” means that certain Securities Purchase Agreement, dated as of November 19, 2020, by and among P10 Intermediate Holdings LLC, a Delaware limited liability company, LLC, ECP, the seller parties set forth on Schedule A thereto, and solely for certain limited purposes specified therein, the seller owner parties set forth on Schedule B thereto, Stone Point Capital LLC, a Delaware limited liability company, and P10 Holdings, Inc., a Delaware corporation.

“Subsidiary” means, with respect to any Person, (i) any Person controlling, controlled by or under common control with any such Person and (ii) any director or executive officer of any such Person referred to in clause (i) of this definition. For purposes hereof, “control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise. Holdings shall not be deemed to be a Subsidiary of LLC or any Manager for purposes of this Agreement, and LLC and the Managers shall not be deemed Subsidiaries of Holdings for purposes of this Agreement.

ARTICLE II.

TERM; SERVICES; EMPLOYEES

2.1. Term. The term of this Agreement shall commence on the Effective Date and continue until terminated pursuant to the termination provisions hereof.

2.2. Services.

(a) LLC hereby engages Holdings to provide to and perform for LLC and its Subsidiaries (including services performed by LLC and its Subsidiaries to any Manager and its Subsidiaries), and Holdings hereby accepts such engagement and agrees to provide to and perform for LLC and its Subsidiaries (including services performed by LLC and its Subsidiaries to any Manager and its Subsidiaries), the Services, upon the terms and subject to the conditions set forth herein. Holdings shall provide personnel and resources as necessary to fulfill its responsibilities under this Agreement. Holdings shall not enter into any sub-advisor or subcontractor relationships or otherwise delegate responsibilities in connection with performing the Services unless approved in writing by LLC (which approval may be granted, conditioned or withheld in its sole discretion).

(b) Holdings shall perform its obligations hereunder during the term of this Agreement (i) in a good and workmanlike manner, using such standard of care, diligence and skill that a reasonably prudent consultant or advisor would exercise in comparable circumstances, and (ii) in accordance with all laws and regulations applicable to the Services as from time to time in effect during the term of this Agreement. Holdings agrees to act during the term of this Agreement at all times on a basis which is honest, fair and reasonable with a view to the best interests of LLC and its Subsidiaries (including with respect to the performance by LLC of its obligations under any Management Contract).

(c) Holdings shall not be authorized to act in the name of or bind LLC, any Manager or any of their Subsidiaries and under no circumstances whatever may Holdings act or hold itself out as the agent or representative of LLC, any Manager or any of their Subsidiaries; provided, however, that Holdings may execute transactions for and on behalf of LLC, a Manager or any of its Subsidiaries if so authorized by LLC. Such authorization may be specific with respect to a particular transaction or may be general with respect to any class or category of transactions and, in such event, may be limited as to the maximum permissible amount. All authorizations relating to the advice provided by Holdings shall be made solely and exclusively by LLC, and in the name of LLC. All transactions conducted by Holdings pursuant to the foregoing, or by LLC shall be, and for all purposes shall be deemed to have been, conducted solely for the benefit of LLC and not for the benefit of Holdings.

(d) Holdings shall for all purposes be deemed to be, and shall be, an independent contractor and shall, unless otherwise expressly provided or authorized as specified in Section 2.2(c) hereof, have no authority to act for or represent LLC, any Manager or any of their Subsidiaries in any way or otherwise be deemed an agent of LLC, any Manager or any of their respective Subsidiaries for any purpose whatever. The parties to this Agreement further acknowledge that they are neither partners nor joint venturers, and nothing in this Agreement shall be construed to create a partnership or a joint venture and neither party shall be liable to the other or any third party as such.

2.3. Employees.

(a) Upon the terms and subject to the conditions set forth herein, Holdings shall provide employees possessing certain skills and qualifications (the “Employees”) to LLC and its Subsidiaries as may be necessary or appropriate in the operation of their businesses (including providing services to Managers and their Subsidiaries) during the term of this Agreement as may be called for by the then current business plan and/or budget established (and/or amended in accordance herewith) by LLC (the “Budget”). Notwithstanding the foregoing, the “Employees” shall be the employees set forth on Exhibit A or such other employees agreed to in writing by Holdings and LLC. LLC may, in its discretion, refuse Services from any Employee at any time and, in connection with such determination, LLC shall specify whether or not such termination of engagement is designated with or without “cause,” due to “disability” or with or without “good reason” for purposes of determining amounts payable by LLC to Holdings in respect of such termination pursuant to Schedule III and for other relevant purposes (with “cause,” “disability” and “good reason,” if relevant, being defined as set forth in an applicable employment, restrictive covenant or service agreement between such Employee and Holdings).

(b) Holdings shall be responsible for complying with the provisions of the Immigration Reform and Control Act of 1986, 8 U.S.C. § 1324a et seq. with respect to the Employees.

(c) Holdings shall be responsible for conducting a background check on each proposed Employee.

(d) Before an Employee is assigned to LLC, a Manager or any of its Subsidiaries, Holdings shall provide to that Employee adequate and sufficient training, including but not limited to orientation matters, compliance procedures, confidentiality rules, safety rules, emergency evacuation procedures, and other rules and regulations pertaining to work at LLC’s, the Managers’ or any of their Subsidiaries’ facilities, including but not limited to the written compliance policies and procedures, including a Code of Ethics in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”), adopted by LLC in accordance with Rule 206(4)-7 under the Advisers Act (together, the “LLC Compliance Program”). Holdings shall consult with LLC prior to implementing such training, and LLC shall provide all components of the LLC Compliance Program to Holdings. Before any Employee is assigned to LLC or its Subsidiaries, Holdings shall furnish LLC with copies of such training program and training material. Before an Employee is assigned to LLC or its Subsidiaries, Holdings also shall furnish to LLC written proof that the Employee received the training described in this Section 2.3(d). Holdings acknowledges that LLC Compliance Program applies to LLC and Employees assigned to it, as well as each Manager and Employees assigned to it. The LLC Compliance Program is administered by a single Chief Compliance Officer and is designed to prevent violation of the federal securities laws by LLC, each Manager, and the Employees assigned to each.

(e) When an Employee is assigned to LLC, a Manager or their respective Subsidiaries for a job requiring a certified skill or license, Holdings shall furnish LLC, such Manager or their respective Subsidiaries, as applicable, a copy of the Employee’s certification or license before the Employee is assigned to LLC or its Subsidiaries.

(f) Once an Employee reports to work at the facility to which he or she has been assigned, Holdings shall continue to have the sole right to direct and control the Employee in the performance of the Employee’s duties. The Employee shall be subject to all of the policies and procedures of Holdings.

(g) Holdings shall be responsible for paying Employee wages and providing employee benefits, if any. Holdings warrants that in doing so, it shall at all times be in compliance with all local, state and federal statutes governing the payment of wages, deductions from such wages, and the provision of employee benefits, including but not limited to the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Federal Insurance Contribution Act, 26 U.S.C. § 3101 et seq., the Federal Unemployment Tax Act, 26 U.S.C. § 3301 et seq., the Income Tax Withholding Act, 26 U.S.C. § 3401 et seq., and all applicable state law. Holdings further warrants that it will accurately complete and properly maintain all payroll and benefit records on Employees. LLC shall have access to such records at any time after request made to Holdings.

(h) Holdings acknowledges that the Employees shall have the right to leave as mandated by the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. (“FMLA”). Holdings shall be solely responsible for the administrative requirements mandated by the FMLA with respect to the Employees.

(i) Holdings warrants that it shall maintain in full force and effect at all times during the term of this Agreement workers’ compensation insurance (as required by applicable law) covering all the Employees assigned to LLC, the Managers or their Subsidiaries. Evidence of this coverage, represented by a Certificate of Insurance, must be furnished to LLC, the Managers, or their Subsidiaries, as applicable, prior to any Employee being assigned to LLC, the Managers or their Subsidiaries, as applicable. Holdings further agrees that its workers’ compensation insurance policy shall contain a Waiver of Subrogation in favor of LLC, the Managers and their Subsidiaries. LLC warrants that upon any notice to it by any Employee of a work-related injury or illness, LLC shall promptly report the injury to Holdings in writing. Holdings shall then be responsible for filing any report mandated by all applicable state law reporting the injury. Holdings also shall maintain all records of work-related injury or illness of each Employee.

(j) Holdings warrants that it has and shall maintain adequate commercial general liability insurance to cover the risk associated with its assignment of Employees to LLC, the Managers or their Subsidiaries. This policy shall include LLC and each of LLC, the Managers and their Subsidiaries as additional named insureds and it shall include coverage for bodily injury and property damage in the following respects: (a) Personal Injury Liability with employee and contractual exclusions removed; and (b) Limited Form Contractual Liability specifically in support of, but not limited to, Section 2.6 hereof. The limits of this policy shall be in such minimum amount or amounts as LLC shall reasonably determine. Evidence of this insurance coverage, represented by a Certificate of Insurance, must be furnished to LLC, the Managers or their Subsidiaries prior to any Employee’s assignment to LLC, the Managers or their Subsidiaries, as applicable.

2.4. Holdings’ Right of Ingress and Egress. LLC hereby grants to Holdings the right of ingress and egress to LLC’s facilities for purposes of providing and performing the services in accordance with this Agreement. Such right is granted to those individuals having duties to perform in LLC’s facilities hereunder. Holdings’ and its employees’ and subcontractors’ ingress and egress shall, at all times, be conducted in accordance with the health, safety, security, confidentiality and environmental requirements and/or concerns established from time to time by LLC, the Managers or any of their Subsidiaries.

2.5. Approval of Certain Matters. During the term of this Agreement, Holdings hereby agrees not to take, or permit to be taken, any of the following actions, or engage in any of the following transactions, without the approval of LLC in accordance with the LLC Operating Agreement:

(a) provide any services to any Person other than LLC, the Managers or their Subsidiaries or enter into any transaction or take any action which would result in Holdings conducting or engaging in any type or line of business that is material to Holdings, that is other than (i) the types or lines of business being conducted by Holdings immediately following the date of this Agreement or (ii) as otherwise approved by LLC in a business plan and/or budget;

(b) accelerate the payments or distributions of accrued benefits to any participants of the ESOP where Holdings has the discretion to make such an alteration, amendment, or acceleration, or adopt any payment policy relating to payments or distributions of accrued benefits in respect of the ESOP or make any change thereto;

(c) make a single lump sum payment of accrued benefits to any participants of the ESOP except as required under the Plan and Trust agreement of the ESOP or any payment policy adopted in compliance with Section 2.5(b);

(d) repurchase or redeem any of the capital stock of Holdings except as required under the ESOP;

(e) appoint or consent to the appointment of a receiver or trustee for Holdings, or any of its assets, or a substantial part thereof;

(f) approve any indemnification of any director, officer, shareholder or other person acting on behalf of Holdings, except as required by mandatory provisions of the organizational documents of Holdings; or

(g) sell or agree to sell all or substantially all of the assets of Holdings in a single transaction or a series of related transactions, or enter into or engage in any merger, consolidation, business combination or similar type transaction involving Holdings.

2.6. Indemnification. LLC agrees to indemnify, defend, and hold harmless Holdings, each of Holdings’ officers, directors, employees, agents, attorneys, successors, and assigns (each, a “Holdings Covered Person”) from any liability, damages, losses, claims, expenses, costs and attorneys’ fees of any nature, kind, or description of any person or entity arising out of, caused by, or resulting from (a) the services performed hereunder, or any part thereof, (b) this Agreement, (c) any act or omission of Holdings which specifically arises from Holdings’ providing employees to

LLC, any Manager or any of their Subsidiaries or (d) any claim asserted against a Holdings Covered Person related to the performance of Services hereunder (collectively, “Liabilities”), even if such Liabilities arise from or are attributed to the concurrent negligence of Holdings; provided, that LLC will not be obligated to so indemnify, defend or hold harmless a Holdings Covered Person (i) to the extent such Person engaged in conduct that would result in such Person not being entitled to indemnification pursuant to Section 6.1 of the LLC Operating Agreement if such Person was an LLC Covered Person or (ii) in connection with such Person’s breach of this Agreement. For the avoidance of doubt, clause (i) in the foregoing proviso will not result in the ineligibility for indemnification of any Holdings Covered Person, other than the Employee who engages in the disabling conduct. Holdings or LLC, as applicable, shall give prompt notice to the other party of any such Liability and shall cooperate with such other party and its counsel in the defense of such claims or lawsuits. The indemnification provided for in this Section 2.6 shall (i) not be limited to damages, compensation, or benefits payable under insurance policies, workers’ compensation acts, or other employee benefit acts and (ii) be subject to the limitations set forth in Sections 3.2 and 3.3, as applicable.

2.7. Books and Records. Proper and complete books, records and documents relating to the Services provided by Holdings hereunder (and LLC’s, the Managers’ and their Subsidiaries’ transactions and business resulting therefrom) shall be maintained at Holdings’ principal place of business (or at such other location approved by LLC) and shall be retained for at least six years after the effective date of any expiration or termination of this Agreement or otherwise delivered to LLC upon or after any expiration or termination of this Agreement. LLC, the Managers, their Subsidiaries and each Person’s duly authorized representatives may, during or after the term of this Agreement, visit and inspect any of the properties owned or leased by Holdings, examine its books of account, records, reports and other papers (including but not limited to documentation supporting LLC’s, a Manager’s or a Subsidiary’s historic investment performance and track record) relating to the Services provided by Holdings hereunder (and LLC’s, the Managers’ and their Subsidiaries’ transactions resulting therefrom), make extracts or copies therefrom, and discuss the affairs, finances and accounts of Holdings relating thereto with Holdings and its accountants (and by this provision Holdings authorizes said accountants to discuss with LLC, the Managers and their representatives the finances and affairs of Holdings relating to such matters), all at such reasonable times and as often as reasonably requested. The rights and obligations of the parties under this Section 2.7 shall survive any expiration or termination of this Agreement.

2.8. Reports. With reasonable promptness, Holdings shall deliver such reports and information available to Holdings relating to the Services and the Employees provided by Holdings hereunder (and LLC’s, the Managers’ and their Subsidiaries’ transactions resulting therefrom) as LLC, the Managers or their Subsidiaries may from time to time reasonably request.

2.9. Exclusivity; Nonsolicitation; Noncompetition.

(a) During the term of this Agreement, Holdings shall devote its exclusive and full business time and attention to the performance of its duties and obligations under this Agreement (or otherwise providing Services and Employees to LLC, the Managers and their Subsidiaries or ECP and its Subsidiaries) and shall not engage in any other activity for gain or profit unless approved in writing by LLC (which approval may be granted, conditioned or withheld in its sole discretion).

(b) Unless otherwise approved in writing by LLC (which approval may be granted, conditioned or withheld in its sole discretion), Holdings covenants and agrees that it shall not, during the term of this Agreement, working alone or in conjunction with one or more Persons, for compensation or not, (i) recruit or otherwise solicit or induce any Person other than an Employee to withdraw, curtail, cancel, terminate or otherwise cease its relationship or business with LLC, any Manager or any of their Subsidiaries or in any manner modify or fail to enter into any actual or potential business relationship with LLC, any Manager or any of their Subsidiaries; or (ii) provide or offer to provide to any Person any service similar to that of the Services provided by Holdings under this Agreement or the services of any of Holdings’ employees.

(c) Holdings acknowledges that a breach of this Section 2.9 hereof would cause irreparable damage to LLC, the Managers and each of their Subsidiaries, and in the event of its actual or threatened breach of the provisions of Section 2.9 hereof, LLC shall be entitled to a temporary restraining order and an injunction restraining Holdings from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Holdings. Nothing shall be construed as prohibiting LLC, any Manager or any of their Subsidiaries from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Holdings. Holdings acknowledges that the restrictions set forth in Section 2.9 hereof are reasonable in scope and duration, given the nature of the business of LLC, the Managers and their Subsidiaries.

ARTICLE III.

COMPENSATION; PAYMENT

3.1. Compensation.

(a) Subject to the provisions of Sections 2.5 and 3.1(b) hereof, LLC shall pay directly, or reimburse Holdings for, any and all reasonable costs and expenses incurred by Holdings during the term of this Agreement in connection with Holdings’ duties, responsibilities and Services required by this Agreement to the extent set forth on Schedule II attached hereto or as otherwise agreed to in writing by Holdings and LLC (the “Holdings Costs”). The budgeted Holdings Costs for each month shall be paid by LLC in advance of the commencement of such month (each, a “Monthly Payment”). In addition, LLC shall pay to Holdings monthly an amount equal to two percent (2%) of the monthly budgeted Holdings Costs (each, an “Excess Payment”). In the event that, with respect to any calendar month, the Monthly Payment plus the Excess Payment is insufficient to satisfy the costs and expenses incurred by Holdings during such calendar month in connection with Holdings’ duties, responsibilities and Services required by this Agreement and if Holdings has complied with the last sentence of this Section 3.1(a), then LLC shall pay directly, or reimburse Holdings for, any such excess costs and expenses (“excess costs and expenses”) no later than the fifth business day following Holdings’ demand therefor. At the end of each annual budget period, the amount of any accumulated Excess Payments over the actual Holdings Costs incurred by Holdings during such annual budget period shall be promptly returned by Holdings to LLC. Holdings shall provide reports and information to LLC from time to time to determine Holdings’ compliance with the terms of this Agreement as required by LLC. Notwithstanding any provision of this Agreement to the contrary, Holdings shall use its best efforts to operate in accordance with the then-effective Budget (including without limitation by not providing compensation or benefits to Employees in excess of the Budgeted amounts therefor) so as to minimize the excess costs and expenses to be borne by LLC as provided in this Section 3.1(a).

(b) Holdings shall submit requests for advances of expenses or expense reimbursements to LLC from time to time for the items referred to in Section 3.1(a) hereof in accordance with policies and procedures established from time to time by LLC. Subject to Section 3.1(a) hereof, LLC shall pay directly, or reimburse or advance funds to Holdings monthly for, such costs and expenses listed on written statements or invoices accompanied by supporting documentation prepared by Holdings to the extent set forth on Schedule II attached hereto, with actual funding within thirty (30) days after the receipt by LLC of a timely presented statement or invoice or with respect to budgeted monthly Holdings Costs in advance of the commencement of the applicable month.

3.2. Compensation Payable Upon Refusal of Employee. Upon any refusal of Services by LLC with respect to any Employee, Holdings shall be entitled to receive, (i) subject to Sections 3.1(a) and 3.1(b) hereof, payment of any advances or expense reimbursements referred to in Section 3.1(a) hereof for costs and expenses relating to the performance of Services by such Employee under this Agreement attributable to the period ending on the date of such refusal of Service; and (ii) payment for any of the obligations of Holdings set forth on Schedule III attached hereto and incorporated by reference herein. Except as otherwise set forth in this Section 3.2 and in Sections 2.6 (but not in respect of ongoing compensation or benefits payable to such Employee beyond that set forth in Section 3.2 or 3.3) and 3.3, Holdings shall not be entitled to any compensation or other amounts after the effective date of any refusal of Services with respect to any Employee.

3.3. Compensation Payable upon Termination of Agreement. Upon any termination of this Agreement for any reason, Holdings shall be entitled to receive (i) subject to Sections 3.1(a) and 3.1(b) hereof, payment of any advances or expense reimbursements referred to in Section 3.1(a) hereof for costs and expenses relating to the performance of Services under this Agreement attributable to the period ending on the effective date of such termination and (ii) payment for any of the obligations of Holdings set forth on Schedule III attached hereto and incorporated by reference herein. Except as otherwise set forth in Sections 2.6 (but not in respect of ongoing compensation or benefits payable to such Employee beyond that set forth in Section 3.2 or 3.3), 3.2 and 3.3, Holdings shall not be entitled to any severance or other compensation after the effective date of any termination of this Agreement.

3.4. Survival of Payment Obligations. The rights and obligations of the parties under this Article III shall survive any termination of this Agreement.

ARTICLE IV.

TERMINATION

4.1. Termination Rights. Notwithstanding anything to the contrary in this Agreement, if the closing does not occur pursuant to the terms of the SPA, this Agreement will terminate concurrently with the termination of the SPA. In addition, this Agreement may be terminated as follows:

(a) LLC

(i) At the option of LLC, upon a firm commitment underwritten public offering of equity securities of LLC pursuant to an effective registration statement under the Securities Act of 1933, as amended;

(ii) At the option of LLC, upon the Change of Control of LLC;

(iii) At the option of LLC, upon the Change of Control of Holdings;

(iv) By LLC at any time upon or after the occurrence of an Insolvency Event with respect to Holdings; or

(v) By LLC at any time if, after thirty (30) days’ prior notice to Holdings of its failure to perform any of its obligations hereunder, Holdings fails to perform such obligations, or at any time with ninety (90) days’ prior notice.

(b) Holdings

(i) At the option of Holdings, upon the Change of Control of LLC;

(ii) By Holdings at any time upon or after the occurrence of an Insolvency Event with respect to LLC; or

(iii) By Holdings at any time if, after thirty (30) days’ prior notice to LLC of its failure to perform any of its obligations hereunder, LLC fails to perform such obligations.

4.2. Effect of Termination. Upon any termination of this Agreement, neither party shall have any further right, liability or obligation hereunder after the effective date of such termination except in respect to (a) any liability or obligation arising out of such party’s (i) failure to perform prior to such termination in all material respects any obligation or to comply with any covenant or agreement on its part to be performed or complied with hereunder prior to such termination or (ii) material breach of any of its representations or warranties contained herein; (b) any liability or obligation hereunder which was accrued or incurred under the terms hereof prior to the effective date of such termination but remains unsatisfied or undischarged on the effective date of such termination, subject to Section 3.1 and Section 3.3 hereof; or (c) any right, liability, obligation or provision which survives any such termination as expressly provided herein, except that LLC will not have any indemnification obligations under Section 2.6 or otherwise relating to such termination if such termination is by LLC pursuant to Section 4.1(a)(v).

ARTICLE V.

CONFIDENTIAL DATA

5.1. General. Each party acknowledges and agrees that all Confidential Information received from the other party, any Manager or any of their Subsidiaries is strictly confidential and that the receiving party shall take reasonable steps to implement any and all procedures necessary to safeguard the confidentiality of such Confidential Information of the disclosing party.

5.2. Specific Obligation Regarding Third Parties. All Confidential Information is and shall remain the sole property of the Person submitting the same, and the receiving party shall not disclose, use, copy or permit to be copied any Confidential Information of the disclosing party except as otherwise permitted under this Section 5.2. The receiving party shall, upon request of disclosing party, return such Confidential Information to its owner upon any termination of this Agreement. Without limiting the generality of the foregoing, the receiving party specifically agrees (i) to take reasonable precautions not to disclose or otherwise permit to any other Person access to, in any manner, the Confidential Information of the disclosing party or any part thereof except as such access shall be required by an employee or independent contractor in the course of his or her employment or engagement; (ii) to take reasonable precautions to assure that employees, agents, representatives, independent contractors, licensees, invitees and guests of the receiving party are advised of the confidential nature of the Confidential Information and to require by agreement or otherwise that they are prohibited from copying (other than as required to perform their duties) or revealing for any purpose whatsoever the Confidential Information or any part thereof; (iii) to notify the disclosing party promptly and in writing of the circumstances known to the receiving party surrounding any possession, use or knowledge of the Confidential Information by any Person other than those authorized by this Section 5.2; (iv) immediately upon receipt by the receiving party of any legal process (whether initiated by private parties or governmental agencies) requesting access to Confidential Information under the receiving party’s control, to transmit such request to the disclosing party, and not to divulge such Confidential Information in response to such legal process without the disclosing party’s written consent (it being understood that the receiving party shall undertake the burden of opposing such process if the disclosing party should deem it necessary and shall agree to indemnify in writing the receiving party for any costs or penalties incurred by the receiving party in connection with its refusal to comply with such process); (v) to take reasonable precautions not to use, provide, make available, or permit the use of the Confidential Information or any part thereof in any form whatsoever, whether gratuitously or for valuable consideration, to or for the benefit of any other Person except as otherwise permitted by this Section 5.2; (vi) to take at the receiving party’s expense to the extent it was at fault in permitting access to the Confidential Information and otherwise at the disclosing party’s expense, subject to the disclosing party’s control, any legal action reasonably necessary to prevent unauthorized use of such Confidential Information by any third Person who or which has gained access to the Confidential Information, due, at least in part, to the fault of the receiving party; and (vii) to take any and all other reasonable actions deemed necessary or appropriate by the disclosing party, at the disclosing party’s expense and subject to the disclosing party’s control, to assure the continued confidentiality and protection of the Confidential Information and to prevent access to the Confidential Information by any Person not authorized under this Section 5.2.

5.3. Use of Names. Holdings shall not use the name of LLC, any Manager or any of its Subsidiaries or partners in any promotional materials or other statements without such Person’s consent.

5.4. Survival of Confidentiality. The rights and obligations of the parties under this Article V shall survive any termination of this Agreement.

ARTICLE VI.

MISCELLANEOUS

6.1. Waiver. Notwithstanding anything to the contrary contained herein, the failure of either party to seek redress for violation, or to insist upon the strict performance, of any covenant, agreement, provision, or condition hereof shall not constitute the waiver of the terms of such covenant, agreement, provision, or condition at subsequent times or of the terms of any other covenant, agreement, provision or condition, and each party shall have all remedies provided herein with respect to any subsequent act which would have originally constituted the violation hereunder.

6.2. Governing Law. THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE, AND ENFORCEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, NOTWITHSTANDING ANY CONFLICT-OF-LAWS DOCTRINES OF SUCH STATE OR OTHER JURISDICTION TO THE CONTRARY.

THIS AGREEMENT HAS BEEN EXECUTED, ACCEPTED AND DELIVERED AND IS PERFORMABLE IN NEW YORK, AND VENUE IN ANY SUIT, PROCEEDING OR ACTION ARISING OUT OF OR INVOLVING THIS AGREEMENT SHALL BE IN THE COURTS OF THE STATE OF NEW YORK, COUNTRY OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. HOLDINGS HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH SUIT, PROCEEDING OR ACTION AND HEREBY IRREVOCABLY WAIVES (I) ANY OBJECTION THAT IT NOW HAS OR MAY HEREAFTER HAVE TO THE VENUE OF ANY SUCH COURT AND (II) ANY OBJECTION THAT ANY SUCH SUIT, PROCEEDING OR ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.3. Notices. Any notice, consent, approval, request, demand, declaration or other communication required hereunder shall be in writing to be effective and shall be given and shall be deemed to have been given if (i) delivered in person with receipt acknowledged, (ii) telexed or telecopied and electronically confirmed, (iii) deposited in the custody of a nationally recognized overnight courier for next day delivery, or (iv) placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, in each case addressed as follows:

If to LLC:

[***]

[***]

[***]

Attention: [***]

With a copy to:

[***]

[***]

[***]

[***]

With a copy to

[***]

[***]

[***]

Attention: [***]

If to Holdings:

[***]

[***]

[***]

Attention: [***]

or at such other address as may be substituted by giving the other parties not fewer than five business days’ advance written notice of such change of address in accordance with the provisions hereof. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly served, delivered and received on the date on which personally delivered with receipt acknowledged or telecopied or telexed and electronically confirmed, or forty-eight (48) hours after being deposited into the custody of a nationally recognized overnight courier for next day delivery, or five business days after the same shall have been placed in the federal mail as aforesaid.

6.4. Severability. The provisions hereof are independent of and separable from each other, and no provisions shall be affected or rendered invalid or unenforceable by virtue of the fact but for any reason any other or others of them may be invalid or unenforceable in whole or in part.

6.5. Entire Agreement. This Agreement, together with the other agreements entered into contemporaneously with this Agreement, contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements, or conditions, express or implied, oral, or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by an authorized representative of each party hereto (as designated from time to time by such party).

6.6. Headings. The headings herein are for convenience only; they form no part of this Agreement and shall not be given any substantive or interpretive effect whatsoever.

6.7. Multiple Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument; provided, however, that in making proof hereof, it shall not be necessary to produce or account for more than one such counterpart. It shall not be necessary that each party hereto execute the same counterpart, so long as identical counterparts are executed by each party. Delivery of a copy of a this Agreement bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

6.8. Assignment. Holdings shall not (by operation of law or otherwise) assign, transfer, pledge, mortgage, delegate, subcontract or otherwise hypothecate this Agreement or any right or interest or obligation hereunder without first obtaining the prior written consent of LLC, which consent may be granted delayed, conditioned or withheld in LLC’s sole discretion. LLC shall not, without the consent of Holdings, assign this Agreement and any of its rights and interests hereunder to any Person; provided, that LLC may, without the consent of Holdings, assign this Agreement and any of its rights and interests hereunder to any Person deriving title from it to all or substantially all of its assets of the business to which this Agreement relates (including, without limitation, by way of merger or consolidation or otherwise). Except for the proviso in the immediately preceding sentence, no assignment or other transfer permitted by this Section 6.8 shall operate as a release of the assignor’s obligations or liabilities hereunder, and the assignor shall remain liable hereunder notwithstanding such assignment or other transfer. In the event of any assignment permitted by this Section 6.8, an instrument of assignment shall be executed by the assignee and shall expressly state that the assignee assumes all of the applicable obligations and liabilities of the assignor contained herein. Any assignment or transfer in violation of this Section 6.8 is void and not effective. Nothing in this Agreement shall prevent LLC from enforcing the rights or remedies hereunder against Holdings for the benefit or at the direction of the Managers or their Subsidiaries.

6.9. No Other Rights in Third Parties. This Agreement shall inure to the benefit of and bind the parties hereto and the respective successors and permitted assigns of the parties hereto. Nothing expressed or referred to herein is intended or shall be construed to give any Person (other than the parties hereto, LLC’s Subsidiaries, the Managers, the Managers’ Subsidiaries or their respective successors or permitted assigns) any legal or equitable right, remedy, or claim under or in respect hereof or any provision contained herein, it being the intention of the parties hereto that this Agreement shall be for the sole and exclusive benefit of such parties, LLC’s Subsidiaries, the Managers, the Managers’ Subsidiaries, or such successors and permitted assigns and not for the benefit of any other Person (other than the Persons specified in Section 2.6). References in this Section 6.9 to “successors and permitted assigns” shall not relieve the parties from the provisions of Section 6.8 hereof.

6.10. Costs. Except as otherwise specifically provided herein, each party shall be solely responsible for all of its costs, salaries and other expenses incurred in connection with the performance of its obligations hereunder, and the other party hereto shall have no liability, obligation, or responsibility therefor.

6.11. Attorneys’ Fees. The prevailing party in any dispute between the parties arising out of the interpretation, application or enforcement of any provision hereof shall be entitled to recover all of its reasonable attorneys’ fees and costs whether suit be filed or not, including without limitation costs and attorneys’ fees related to or arising out of any arbitration proceeding, trial or appellate proceedings.

6.12. Drafting. The parties acknowledge and confirm that each of their respective attorneys has participated jointly in the review and revision hereof and that it has not been written solely by counsel for one party. The parties hereto therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation hereof to favor any party against another.

6.13. No Implied Covenants. Each party, against the other, waives and relinquishes any right to assert, either as a claim or as a defense, that the other is bound to perform or liable for the nonperformance of any implied covenant or implied duty or implied obligation.

6.14. References. The use of the words “hereof,” “herein,” “hereunder,” “herewith” and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause or paragraph hereof, unless the context clearly indicates otherwise.

6.15. Schedules, Exhibits and Attachments. All Schedules, Exhibits and other attachments referred to herein and attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

6.16. Calendar Days, Weeks and Months. Unless otherwise specified herein, any reference to “day,” “week” or “month” herein shall mean a calendar day, week or month.

6.17. Gender. Where the context hereof so requires, the masculine gender shall include the feminine or neuter, and the singular shall include the plural and the plural the singular.

6.18. Cooperation. Each party shall cooperate fully with the other party and shall execute such further instruments, documents, and agreements and shall provide such further written assurances, as reasonably may be requested by the other party, to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes hereof.

6.19. Payments in U.S. Dollars. All dollar amounts set forth in this Agreement are expressed in, and shall be payable in, United States dollars.

6.20. Survival. In addition to any provision that by its terms survives the termination of this Agreement, the provisions of Sections 2.2, 2.3, 2.4, 2.6, 2.7, 3.2, 3.3, 3.4, 4.2, Article V and this Article VI shall survive termination of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Execution Date.

ENHANCED CAPITAL GROUP, LLC

By:	/s/ Michael Korengold
Name:	Michael Korengold
Title:	Chief Executive Officer

ENHANCED CAPITAL HOLDINGS, INC.

By:	/s/ Michael Korengold
Name:	Michael Korengold
Title:	Chief Executive Officer

[SIGNATURE PAGE TO ADMINISTRATIVE SERVICES AGREEMENT]

SCHEDULE I

Services

Holdings shall provide the Employees to LCC to enable LLC to (i) conduct its and LLC’s Subsidiaries’ businesses, (ii) perform its obligations to Newco in connection with that certain Advisory Agreement, by and between LLC and Newco, dated as of the Execution Date, to be effective as of the Effective Date, and (iii) perform services for, and make such Employees available to, Managers and their Subsidiaries to enable them to conduct their respective businesses.

SCHEDULE II

Costs and Expenses

LLC will be responsible for (i) the costs and expenses in each case borne by Holdings on account of Employee salaries, wages, bonuses, sick leave, vacation pay, paid-leaves of absences, including without limitation, military leave and jury duty, in accordance with applicable law and Holdings’ established policies, health and welfare benefits and related insurance, workers’ compensation expenses and related insurance costs, contributions to tax-qualified retirement plans (other than stock contributions to the employee stock ownership plan), deferred compensation arrangements, any profit incentive plans and related payroll and employment taxes of Holdings and related out-of-pocket administration expenses, including, without limitation, record keeping costs, auditing costs, attorney’s fees and expenses, trustee’s fees and valuation firm costs (other than severance obligations which are addressed in Schedule III), in each case, to the extent such Persons perform services for LLC, its Subsidiaries or Managers or their Subsidiaries as contemplated hereunder, and (ii) all taxes (other than income taxes) that Holdings is required to pay to continue its corporate existence and any reasonable out-of-pocket expenses that Holdings is required to pay to continue its corporate existence; provided, however, that LLC will not be responsible for any costs and expenses that would customarily be borne by an employee or have been borne by employees of LLC prior to the date hereof. Such costs and expenses will be set forth in an annual Budget. The initial annual Budget is attached hereto as Exhibit B. The then-current Budget will be amended from time to time by the parties to reflect changed circumstances and the parties will negotiate in good faith with respect thereto. If the parties are unable to agree on a new budget at the expiration of the then-current Budget’s coverage term, a new annual Budget will be deemed adopted based upon the then-current Budget with a cost of living escalator as reasonably agreed by the parties. LLC will be responsible only for the items in the Budget and other amounts as set forth in and consistent with Section 3.1(a).

[***] Certain information has been excluded pursuant to Regulation S-K, Item 601(a)(5) from this Document because it does not contain information material to an investment or voting decision and that information is not otherwise disclosed in the Exhibit or the disclosure document.

SCHEDULE III

Severance Obligations

[***]

[***] Certain information has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv) from this Document because it is both not material and is the type that the registrant treats as private or confidential.

Exhibit A

Certain Employees

[***]

[***] Certain information has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv) from this Document because it is both not material and is the type that the registrant treats as private or confidential.

Exhibit B

Initial Annual Budget

[***]